As filed with the Securities and Exchange Commission on June 9, 2009.	File No. 333-___

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MANHATTAN ASSOCIATES, INC.
(Exact Name of Registrant as Specified in its Charter)

Georgia	58-2373424
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
2300 Windy Ridge Parkway, Suite 1000
Atlanta, GA 30339
(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

MANHATTAN ASSOCIATES, INC. 2007 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Copies to:
David K. Dabbiere, Esq.	David M. Eaton
Senior Vice President,	Kilpatrick Stockton LLP
Chief Legal Officer and Secretary	1100 Peachtree Street, N.E., Suite 2800
Manhattan Associates, Inc.	Atlanta, Georgia 30309
2300 Windy Ridge Parkway, Suite 1000	(404) 815-6500
Atlanta, Georgia 30339
(770) 955-7070
(Name, Address, and Telephone Number,
Including Area Code, of Agent for Service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to	Offering Price	Aggregate	Amount of
to be Registered	be Registered(1)	Per Share(2)	Offering Price(2)	Registration Fee
Common Stock, $0.01 Par Value	2,400,000	$18.66	$44,784,000	$2,498.95

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also relates to such indeterminate number of additional shares of the Common Stock, Par Value $0.01 Per Share (the “Common Stock”) of Manhattan Associates, Inc. (the “Company”) as may be issuable to prevent dilution in the event of a stock dividend, stock split, recapitalization, or other similar changes in the Company’s capital structure, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing.
(2)	Determined in accordance with Rules 457(h) and (c) under the Securities Act, based on $18.66, the average of the high and low prices of the Common Stock on the Nasdaq Global Select Market on June 4, 2009.

     The Company files this Registration Statement on Form S-8 in connection with an amendment to the Manhattan Associates, Inc. 2007 Stock Incentive Plan (the “Plan”) that increases the number of shares of Common Stock that may be issued under the Plan. The number of shares that may be issued under the Plan has increased by 2,400,000 (which increase was approved by the shareholders of the Company on May 29, 2009).
     The shares of Common Stock previously available for issuance or transfer under the Plan are covered by a Registration Statement on Form S-8 (Registration No. 333-143611), the contents of which are incorporated by reference herein. As amended, the aggregate number of shares of Common Stock that may be issued under the Plan is 4,700,000.
ITEM 8. EXHIBITS
     The following exhibits are filed with this Registration Statement:

Exhibit Number	Description

5	Opinion of Kilpatrick Stockton LLP as to the legality of the securities to be issued.

23.1	Consent of Kilpatrick Stockton LLP (included in the opinion filed as Exhibit 5 hereto).

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney is included on signature page.

99	Manhattan Associates, Inc. 2007 Stock Incentive Plan as amended by the First Amendment (Incorporated by reference to Annex A to the Registrant’s Proxy Statement on Schedule 14A, (File No. 000-23999), filed on April 20, 2009).

1

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 9th day of June, 2009.

MANHATTAN ASSOCIATES, INC.
By:	/s/ Peter F. Sinisgalli
Peter F. Sinisgalli
President, Chief Executive Officer and Director

     Each person whose signature appears below hereby constitutes and appoints Peter F. Sinisgalli, Dennis B. Story and David K. Dabbiere, and each of them, any of whom may act without the joinder of the others, as his or her lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same with all exhibits hereto and other documents in connection therewith or in connection with registration of the securities under the Securities Act, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby, ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John J. Huntz, Jr.	Chairman of the Board	June 9, 2009
John J. Huntz, Jr.

/s/ Peter F. Sinisgalli	President, Chief Executive Officer and	June 9, 2009
Peter F. Sinisgalli	Director (Principal Executive Officer)

/s/ Dennis B. Story	Senior Vice President, Chief Financial	June 9, 2009
Dennis B. Story	Officer and Treasurer (Principal Financial and Accounting Officer)

S-1

Signature	Title	Date

	Director	June 9, 2009
Brian J. Cassidy

/s/ Paul R. Goodwin	Director	June 9, 2009
Paul R. Goodwin

/s/ Thomas E. Noonan	Director	June 9, 2009
Thomas E. Noonan

/s/ Deepak Raghavan	Director	June 9, 2009
Deepak Raghavan

/s/ Peter J. Kight	Director	June 9, 2009
Peter J. Kight

/s/ Dan J. Lautenbach	Director	June 9, 2009
Dan J. Lautenbach

S-2

EXHIBIT INDEX

Exhibit Number	Description

5	Opinion of Kilpatrick Stockton LLP as to the legality of the securities to be issued.

23.1	Consent of Kilpatrick Stockton LLP (included in the opinion filed as Exhibit 5 hereto).

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney is included on signature page.